EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES RECORD NET SALES AND
FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIAL RESULTS

•	For Fiscal Year 2014:

▪	Record net sales of $1.931 billion, up 22.1% year-over-year

▪	On a non-GAAP basis:

•	Gross margin of 58.8%; record operating income of $613.2 million; record net income of $531.0 million and 27.5% of net sales; record EPS of $2.45 per diluted share

▪	On a GAAP basis:

•	Gross margin of 58.4%; operating income of $458.9 million; net income of $395.3 million and 20.5% of net sales; EPS of $1.82 per diluted share

▪	Record fiscal year net sales of total microcontrollers, 8-bit microcontrollers, 16-bit microcontrollers, 32-bit microcontrollers, analog products and licensing

▪	Record shipments of development systems

•	For the quarter ending March 31, 2014:

▪	Record net sales of $493.4 million, up 14.7% year-over-year

▪
On a non-GAAP basis: gross margins of 59.3%; record operating income of $161.5 million; record net income of $141.3 million; and record EPS of 64 cents per diluted share. The first call published estimate for non-GAAP EPS was 61 cents.

▪
On a GAAP basis: gross margins of 58.9%; operating income of $126.0 million; net income of $111.5 million; and EPS of 50 cents per diluted share. There was no published first call estimate for GAAP EPS.

▪	Record quarterly net sales for total microcontrollers, 16-bit microcontrollers and 32-bit microcontrollers

CHANDLER, Arizona - May 6, 2014 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, today reported results for the three months and fiscal year ended March 31, 2014 as summarized in the following table:

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

	Three Months Ended March 31, 2014				Year Ended March 31, 2014
(in millions, except earnings per diluted share and percentages)	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net Sales	$493.4		$493.4		$1,931.2		$1,931.2
Gross Margin	$290.6	58.9%	$292.6	59.3%	$1,128.7	58.4%	$1,136.4	58.8%
Operating Income	$126.0	25.5%	$161.5	32.7%	$458.9	23.8%	$613.2	31.8%
Other Expense including Gains/Losses on Equity Method Investments	$7.8		$4.8		$26.5		$19.2
Income Tax Expense	$6.7		$15.4		$37.1		$63.0
Net Income	$111.5	22.6%	$141.3	28.6%	$395.3	20.5%	$531.0	27.5%
Earnings per Diluted Share	50 cents		64 cents		$1.82		$2.45
1See the “Use of Non-GAAP Financial Measures” section of this release.

Consolidated net sales for the fourth quarter of fiscal 2014 were $493.4 million, up 2.3% sequentially from net sales of $482.4 million in the immediately preceding quarter, and up 14.7% from net sales of $430.1 million in the prior year’s fourth quarter. Consolidated GAAP net income for the fourth quarter of fiscal 2014 was $111.5 million, or 50 cents per diluted share, up 5.8% from GAAP net income of $105.4 million, or 48 cents per diluted share, in the immediately preceding quarter, and up 86.8% from GAAP net income of $59.7 million, or 28 cents per diluted share, in the prior year’s fourth quarter.

Consolidated non-GAAP net income for the fourth quarter of fiscal 2014 was $141.3 million, or 64 cents per diluted share, up 6.3% from non-GAAP net income of $132.9 million, or 61 cents per diluted share, in the immediately preceding quarter, and up 29.3% from non-GAAP net income of $109.3 million, or 52 cents per diluted share, in the prior year’s fourth quarter. For the fourth quarters of fiscal 2014 and fiscal 2013, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, and non-recurring tax events. A reconciliation of our non-GAAP and GAAP results is included in this press release.

Consolidated net sales for the fiscal year ended March 31, 2014 were $1.931 billion, an increase of 22.1% from net sales of $1.582 billion in the prior fiscal year. On a GAAP basis, consolidated net income for the fiscal year ended March 31, 2014 was $395.3 million, or $1.82 per diluted share, an increase of 210.3% from net income of $127.4 million, or 62 cents per diluted share in the prior fiscal year.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

On a non-GAAP basis, consolidated net income for the fiscal year ended March 31, 2014 was $531.0 million, or $2.45 per diluted share, an increase of 36.7% from net income of $388.5 million, or $1.89 per diluted share, in the prior fiscal year.

Microchip also announced today that its Board of Directors declared a quarterly cash dividend on its common stock of 35.55 cents per share. The quarterly dividend is payable on June 3, 2014 to stockholders of record on May 21, 2014.

“We are very pleased with our execution in the March quarter and for fiscal year 2014,” said Steve Sanghi, President and CEO. “Our non-GAAP operating results were excellent and we exceeded the midpoint of our guidance in net sales, gross margin, and operating margins while setting a new record for earnings per share.”

Mr. Sanghi added, “The March quarter was our 94th consecutive quarter of profitability. During the quarter, we achieved 32.7% non-GAAP operating margins and we are making excellent progress towards our long-term model of 35% non-GAAP operating margins.”

“The March quarter set all-time records in net sales for total microcontrollers, 16-bit microcontrollers and 32-bit microcontrollers,” said Ganesh Moorthy, Chief Operating Officer. “We also set all-time records for 8-bit, 16-bit and 32-bit microcontroller revenue in fiscal 2014. Our revenues from 16-bit microcontrollers were up 44.2% and our revenues from 32-bit microcontrollers were up 73.0% in fiscal 2014 compared to fiscal 2013. Our microcontroller results continue to outperform the industry and we are gaining significant market share.”

Rich Simoncic, Vice President, Analog and Interface Products Division said, “Our analog net sales were up 32.0% in fiscal 2014 compared to fiscal 2013. Our April 1, 2014 acquisition of Supertex adds high voltage analog products and process technologies to our portfolio, and we are excited about the long-term opportunities that the combined company can achieve.”

Eric Bjornholt, Microchip’s Chief Financial Officer, said, “Our cash and investment balance grew by a record $183.1 million in the March 2014 quarter prior to our dividend payment. The dividend that we announced today marks the 41st occasion that we have increased our dividend payment, and cumulative dividends paid are over $2.2 billion."

Mr. Sanghi concluded, “We enter the June quarter with a good backlog position and the June quarter is normally a growth quarter for Microchip, coming off of the negative impact of the Lunar New Year on our Asia business in the March quarter. Given this backdrop we expect our non-GAAP net sales to be up between 5.3% and 8.3%

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

sequentially. This guidance includes a projected $16.5 million in non-GAAP sales from Supertex. Without Supertex, revenue from Microchip’s historical business is expected to be up between 2% and 5% sequentially, which is in line with our net sales results for the last three June quarters.”

Microchip’s Recent Highlights:

•
UBM Tech's (EETimes/EDN) 2014 Embedded Market Survey of design engineers once again ranked Microchip #1 for 8-, 16- and 32-bit MCUs, as well as DSPs, in answer to, "Which chip family would you consider for your next project?" (For respondents using processor speeds under 100 MHz.)

•
Microchip continued to lead the industry in 8-bit microcontroller innovation, announcing three new families of 8-bit PIC® MCUs during the quarter. In fact, the Company won EE Live!/ESC’s annual Best of Show “Embeddy” award in the Hardware category, for its new PIC16F170X/171X MCUs. This family combines a large amount of integrated intelligent analog and Core Independent Peripherals, which can operate while the core is sleeping. More work can be done with this integrated peripheral hardware, which requires no code to operate, dramatically reducing current consumption, cost, board space and memory size. The end result is substantially lower development and system costs for a broad range of applications, in markets such as consumer, portable medical, LED lighting, battery charging, power supplies and motor control.

•
The peripheral-rich, low pin count PIC16(L)F161X family further expands Microchip’s Core Independent Peripheral offerings, which offload timing-critical and core-intensive tasks from the CPU, allowing it to focus on other application tasks. Additionally, this family integrates fault-detecting hardware features to assist engineers in developing safety-critical applications.

•
The PIC12(L)F157X 8-bit MCU family features multiple 16-bit PWMs with an assortment of analog peripherals and serial communications in an 8-pin package. These MCUs deliver three full-featured 16-bit PWMs with independent timers, for applications where high resolution is needed, such as LED lighting, stepper motors, battery charging and other general-purpose applications.

•
To make it even easier for developers to create complex designs using its 16-bit dsPIC30 and dsPIC33 digital signal controllers (DSCs), such as sophisticated motor-control systems, Microchip updated its MPLAB® Device Blocks for Simulink® with multi-rate and interrupt capabilities. This software provides a set of user interfaces to MathWorks’ Simulink graphical environment for simulation and model-based design, where code for the application is generated, compiled and loaded onto a target dsPIC® DSC in a single, one-click step.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

•
Microchip also expanded its very broad Analog & Interface portfolio with two new device families for the growing energy-measurement market, as well as a new motor driver. The MCP39F501 power-monitoring IC offers high-accuracy signal acquisition and power calculations, providing a complete power-monitor solution for consumer, commercial and industrial products.

•
The MCP3913 and MCP3914 energy-measurement Analog Front Ends (AFEs) offer industry-leading accuracy for three-phase smart meters and multiple-load power monitoring applications. As the energy-metering infrastructure is being upgraded worldwide, designers are demanding increased AFE accuracy, performance and flexibility to develop the latest generation of smart meters. These features are also required by the designers of advanced power-monitoring systems for applications such as server power supplies and power distribution units, uninterruptible power supplies, smart power strips and data-acquisition products in the industrial and commercial markets.

•
The MCP8063 is a highly integrated, cost-effective, automotive AEC-Q100-qualified motor driver that delivers superior performance in a small, 8-pin, 4x4 mm DFN package. It is also the world’s first to combine all of those features with 1.5A peak phase current for the 180-degree sinusoidal drive of a variety of three-phase brushless DC motor and fan applications. These features are ideal for a broad range of motor applications in markets such as the automotive, IT, industrial and home-appliance sectors, which are faced with increasing regulatory and consumer demands for continued reductions in cost, space, noise and power consumption; with better performance and safety.

•
To enable the continued proliferation of modern user interfaces in embedded systems, Microchip introduced the new MTCH6102 family of projected-capacitive touch controllers with the industry’s lowest power consumption. These turnkey controllers make it easy for designers to add contemporary touch and gesture interfaces in cost-sensitive applications.

•
Microchip also grew its portfolio of the world’s most reliable memory, with the 34AA04 Serial Presence Detect (SPD) EEPROM. This device is designed to work with the next generation of Double Data Rate 4 (DDR4) SDRAM modules used in high-speed PCs and laptops, while also supporting the older DDR2/3 platforms.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

First Quarter Fiscal Year 2015 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Due to the closing of our Supertex acquisition on April 1, 2014, we are not able to provide GAAP guidance at this time, as the purchase accounting valuation adjustments related to the acquisition including acquired intangibles and inventory write-up as well as other acquisition-related charges are not yet known. We are able to provide the following Non-GAAP guidance which includes Supertex:

Microchip Guidance - Non-GAAP[1]
Net Sales	$519.8 million to $534.6 million
Gross Margin[3]	59.3% to 59.5%
Operating Expenses[3]	26.6% to 27%
Other Income (Expense)	($6.9) million
Tax rate	10.2% to 10.6%
Net Income	$143.7 million to $151.7 million
Diluted Common Shares Outstanding[2]	224 million shares
Earnings per Diluted Share[2]	64 cents to 68 cents

[1]	See the “Use of Non-GAAP Financial Measures” section of this release.

[2]	Earnings per share have been calculated based on the diluted shares outstanding of Microchip on a consolidated basis.

[3]	See Footnote 3 under the “Use of Non-GAAP Financial Measures” section of this release.

•
Excluding the Supertex acquisition, Microchip’s inventory days at June 30, 2014 are expected to be reduced to between 107 days and 111 days. Our inventory position enables us to continue to service our customers with very short lead times while allowing us to control future capital expenditures. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Excluding Supertex, capital expenditures for the quarter ending June 30, 2014 are expected to be approximately $40 million and capital expenditures for all of fiscal year 2015 are anticipated to be approximately $125 million. We are continuing to take actions to selectively invest in the equipment needed to support the expected growth of our new products and technologies.

•	Excluding Supertex, we expect net cash generation during the June quarter of $140 million to $160 million prior to the dividend payment and our acquisition related activities.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

[1]
Use of non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, restructuring costs, severance costs, earn-out adjustments and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, gains on strategic investments, the related income tax implications of these items and non-recurring tax events. Our non-GAAP net sales reflect revenue from product in the acquired companies' distribution channel at the acquisition date that is not included in GAAP net sales.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses or non-recurring expenses related to such transactions. Accordingly, management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP net sales, non-GAAP gross profit, non-GAAP gross profit percentage, non-GAAP operating expenses in dollars and as a percentage of sales including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP other expense, net, non-GAAP income tax/tax rate, non-GAAP net income, and non-GAAP diluted earnings per share which exclude the items noted above, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results.

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

Management uses these non-GAAP measures to manage and assess the profitability of our business. Specifically, we do not consider such items when developing and monitoring our budgets and spending. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

[2]
Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the actual exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading “Supplemental Financial Information”), and the repurchase or the issuance of stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the June 2014 quarter of $48 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

[3]
Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014	2013

Net sales	$493,384	$430,144	$1,931,217	$1,581,623
Cost of sales	202,798	191,105	802,474	743,164
Gross profit	290,586	239,039	1,128,743	838,459

Operating expenses:
Research and development	77,363	70,438	305,043	254,723
Selling, general and administrative	65,344	64,744	267,278	261,471
Amortization of acquired intangible assets	21,309	39,922	94,534	111,537
Special charges	533	7,222	3,024	32,175
	164,549	182,326	669,879	659,906

Operating income	126,037	56,713	458,864	178,553
Gains (losses) on equity method investments	34	(235)	(177)	(617)
Other expense, net	(7,847)	(6,976)	(26,333)	(25,759)

Income before income taxes	118,224	49,502	432,354	152,177
Income tax provision (benefit)	6,729	(10,188)	37,073	24,788

Net income	$111,495	$59,690	$395,281	$127,389

Basic net income per common share	$0.56	$0.30	$1.99	$0.65
Diluted net income per common share	$0.50	$0.28	$1.82	$0.62

Basic common shares outstanding	199,630	195,908	198,291	194,595
Diluted common shares outstanding	222,689	209,446	217,630	205,776

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

ASSETS

	March 31,	March 31,
	2014	2013
	(Unaudited)
Cash and short-term investments	$1,344,785	$1,578,597
Accounts receivable, net	242,405	229,955
Inventories	262,725	242,334
Other current assets	119,484	185,484
Total current assets	1,969,399	2,236,370

Property, plant & equipment, net	531,967	514,544
Long-term investments	798,712	257,450
Other assets	767,552	843,041

Total assets	$4,067,630	$3,851,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other current liabilities	$170,781	$202,659
Short-term borrowings	17,500	-
Deferred income on shipments to distributors	147,798	138,952
Total current liabilities	336,079	341,611

Long-term line of credit	300,000	620,000
Long-term borrowings, net	331,385	-
Convertible debentures	371,873	363,385
Long-term income tax payable	179,966	182,723
Deferred tax liability	375,316	388,250
Other long-term liabilities	37,550	21,966

Stockholders’ equity	2,135,461	1,933,470

Total liabilities and stockholders’ equity	$4,067,630	$3,851,405

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands except per share amounts and percentages)
(Unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Net sales, as reported	$493,384	$430,144	$1,931,217	$1,581,623
Distributor revenue recognition adjustment	-	-	-	24,748
Non-GAAP net sales	$493,384	$430,144	$1,931,217	$1,606,371

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Gross profit, as reported	$290,586	$239,039	$1,128,743	$838,459
Distributor revenue recognition adjustment	-	-	-	15,868
Share-based compensation expense	1,666	2,476	7,340	8,234
Acquisition-related acquired inventory valuation and other costs	320	1,083	362	56,041
Non-GAAP gross profit	$292,572	$242,598	$1,136,445	$918,602
Non-GAAP gross profit percentage	59.3%	56.4%	58.8%	57.2%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Research and development expenses, as reported	$77,363	$70,438	$305,043	$254,723
Share-based compensation expense	(5,792)	(5,616)	(24,554)	(22,178)
Acquisition-related costs	-	-	-	(17)
Non-GAAP research and development expenses	$71,571	$64,822	$280,489	$232,528
Non-GAAP research and development expenses as a percentage of net sales	14.5%	15.1%	14.5%	14.5%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Selling, general and administrative expenses, as reported	$65,344	$64,744	$267,278	$261,471
Share-based compensation expense	(4,954)	(5,264)	(21,893)	(27,603)
Acquisition-related costs	(880)	(1,248)	(2,654)	(7,302)
Non-GAAP selling, general and administrative expenses	$59,510	$58,232	$242,731	$226,566
Non-GAAP selling, general and administrative expenses as a percentage of net sales	12.1%	13.5%	12.6%	14.1%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Operating expenses, as reported	$164,549	$182,326	$669,879	$659,906
Share-based compensation expense	(10,746)	(10,880)	(46,447)	(49,781)
Acquisition-related costs	(880)	(1,248)	(2,654)	(7,319)
Amortization of acquired intangible assets	(21,309)	(39,922)	(94,534)	(111,537)
Special charges	(533)	(7,222)	(3,024)	(32,175)
Non-GAAP operating expenses	$131,081	$123,054	$523,220	$459,094
Non-GAAP operating expenses as a percentage of net sales	26.6%	28.6%	27.1%	28.6%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Operating income, as reported	$126,037	$56,713	$458,864	$178,553
Distributor revenue recognition adjustment	-	-	-	15,868
Share-based compensation expense	12,412	13,356	53,787	58,015
Acquisition-related acquired inventory valuation and other costs	1,200	2,331	3,016	63,360
Amortization of acquired intangible assets	21,309	39,922	94,534	111,537
Special charges	533	7,222	3,024	32,175
Non-GAAP operating income	$161,491	$119,544	$613,225	$459,508
Non-GAAP operating income as a percentage of net sales	32.7%	27.8%	31.8%	28.6%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Other expense, net, as reported	$(7,847)	$(6,976)	$(26,333)	$(25,759)
Convertible debt non-cash interest expense	2,288	2,091	8,970	8,197
Gain on shares of acquired company	-	-	(2,438)	-
Impairment on non-marketable equity investment	746	-	746	-
Non-GAAP other expense, net	$(4,813)	$(4,885)	$(19,055)	$(17,562)
Non-GAAP other expense, net, as a percentage of net sales	-1.0%	-1.1%	-1.0%	-1.1%
RECONCILIATION OF GAAP INCOME TAX PROVISION (BENEFIT) TO NON-GAAP INCOME TAX PROVISION

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Income tax provision (benefit), as reported	$6,729	$(10,188)	$37,073	$24,788
Income tax rate, as reported	5.7%	-20.6%	8.6%	16.3%
Distributor revenue recognition adjustment	-	-	-	3,404
Share-based compensation expense	1,221	1,542	5,722	9,038
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs	359	727	1,531	13,530
Special charges	200	2,708	1,133	15,551
Impairment on non-marketable equity investment	279	-	279	-
Convertible debt non-cash interest expense	856	784	3,358	3,075
Non-recurring tax events	5,769	9,539	13,936	(16,532)
Non-GAAP income tax provision	$15,413	$5,112	$63,032	$52,854
Non-GAAP income tax rate	9.8%	4.5%	10.6%	12.0%

RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED NET INCOME PER SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER SHARE

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2014	2013	2014	2013
Net income, as reported	$111,495	$59,690	$395,281	$127,389
Distributor revenue recognition adjustment, net of tax effect	-	-	-	12,464
Share-based compensation expense, net of tax effect	11,191	11,814	48,065	48,977
Acquisition-related acquired inventory valuation costs, intangible asset amortization and other costs, net of tax effect	22,150	41,526	96,019	161,367
Special charges, net of tax effect	333	4,514	1,891	16,624
Gain on shares of acquired company	-	-	(2,438)	-
Impairment on non-marketable equity investment, net of tax effect	467	-	467	-
Convertible debt non-cash interest expense, net of tax effect	1,432	1,307	5,612	5,122
Non-recurring tax events	(5,769)	(9,539)	(13,936)	16,532
Non-GAAP net income	$141,299	$109,312	$530,961	$388,475
Non-GAAP net income as a percentage of net sales	28.6%	25.4%	27.5%	24.2%

Diluted net income per share, as reported	$0.50	$0.28	$1.82	$0.62
Non-GAAP diluted net income per share	$0.64	$0.52	$2.45	$1.89
Diluted common shares outstanding, as reported	222,689	209,446	217,630	205,776
Diluted common shares outstanding Non-GAAP	221,947	209,237	216,925	205,483

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

Microchip will host a conference call today, May 6, 2014 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until May 13, 2014.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) May 6, 2014 and will remain available until 8:00 p.m. (Eastern Time) on May 13, 2014. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 1988387.

Cautionary Statement:

The statements in this release relating to making excellent progress towards our long-term model of 35% non-GAAP operating margin, our microcontroller results continuing to outperform the industry, gaining significant microcontroller market share, the long-term opportunities that the combined company of Microchip and Supertex can achieve, the June quarter being normally a growth quarter for Microchip, expecting non-GAAP net sales to be up between 5.3% and 8.3% sequentially, projecting $16.5 million in non-GAAP sales from Supertex, expecting Microchip’s historical net sales in the June quarter to be up between 2% and 5%, our first quarter fiscal 2015 guidance (GAAP and Non-GAAP as applicable) including net sales, gross margin, operating expenses, other income (expense), tax rate, net income, diluted common shares outstanding, earnings per diluted share, inventory days, continuing to service our customers with very short lead times while allowing us to control capital expenditures, capital expenditures for the June 2014 quarter and for fiscal 2015, selectively investing to support the expected growth of our new products and technologies, net cash generation and assumed average stock price in the June 2014 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any continued economic uncertainty; any unexpected fluctuations or weakness in the U.S. or global economies; changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production

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Microchip Technology Reports
Fourth Quarter and Fiscal 2014
Financial Results

levels; competitive developments; supply of wafers from third party wafer foundries and the cost of such wafers; the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; our actual average stock price in the June 2014 quarter and the impact such price will have on our share count; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10‑Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this May 6, 2014 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, PIC, dsPIC, and MPLAB are registered trademarks of Microchip Technology Inc. in the USA and other countries.
All other trademarks mentioned herein are the property of their respective companies.

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